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FOR IMMEDIATE RELEASE                        SYMBOL:   SBUF
OCTOBER 27, 1995                             TRADED:   NASDAQ/NMS


              STACEY'S BUFFET SPINS OFF SUBSIDIARY
            IN EXCHANGE FOR 2,000,000 SHARES OF STOCK


     Largo, Florida, October 27, 1995 -- Stacey's Buffet, Inc. announced today that is has consummated the spin-off of 3 of its 31 stores to Mr. Homer Duff in exchange for Mr. Duff's transfer to the Company of 2,000,000 shares of the Company's common stock.
     Upon closing of the transaction, the number of outstanding shares of the Company's common stock was reduced from approximately 14,500,000 to approximately 12,500,000.
     Mr. Duff will continue to hold 2,000,000 shares of the Company's common stock, for which he has granted the Company's Board of Directors the right to direct the voting of such shares until 1998.
     Mr. Stephen J. Marrier, the Chief Executive Officer of the Company, noted that the Company's Board of Directors had reviewed the transaction closely in light of the affiliated nature of Mr. Duff and had engaged, and obtained an opinion as to the fairness of the transaction from, Barclay Investment, Inc. Mr. Marrier further stated that "the stores involved, as a group, were not performing at the level of the Company's stores generally, and the opportunity to exchange the stores for approximately 14% of the Company's outstanding equity represented an opportunity that management believed was in the best interests of the stockholders."
     The Company will not recognize any significant gain or loss on the transaction from an accounting perspective.
     Stacey's Buffet, Inc. currently operates 28 family-style buffet restaurants in Florida, New York, New Jersey, Maryland and Pennsylvania, and licenses eleven additional stores in the State of Florida.

                  For more information contact:
                          Maureen Jack
                         Stacey's Buffet
                    (813) 581-4492, ext. #12